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                                  EXHIBIT 99.1
                                  RISK FACTORS

WE WILL NOT GENERATE ANY SIGNIFICANT AMOUNTS OF REVENUE UNTIL, AT THE EARLIEST, THE COMPLETION OF A BUSINESS COMBINATION.

    We have had no significant revenues (other than interest income) since 1992 and we will not achieve any revenues (other than interest income) until, at the earliest, we acquire or participate in a business opportunity. If the merger with Great Western Land and Recreation, Inc. (the "Merger") is not consummated, our business plan is to continue to use our limited resources to search for, investigate, and acquire or participate in a business opportunity. A business opportunity will be selected by our board of directors (the "Board"), and the Board may select an opportunity without approval of our stockholders. Accordingly, stockholders may be unable to determine our future activities and may have no opportunity to analyze the merits of any business opportunity we may acquire.

WE HAVE A LIMITED AMOUNT OF CAPITAL FOR USE IN LOCATING, INVESTIGATING AND ACQUIRING A BUSINESS OPPORTUNITY, WHICH WILL PREVENT US FROM ACQUIRING A BUSINESS OPPORTUNITY THAT HAS CAPITAL REQUIREMENTS GREATER THAN OUR RESOURCES.

    We have incurred significant expenses in connection with the Merger. As of August 31, 2002, we had cash and cash equivalents in the amount of $4,179, which is not adequate to permit us to undertake an elaborate or extensive search for another business opportunity should the Merger not be consummated. This limited capital will prevent us from participating in any other business opportunity that requires immediate substantial additional capital and may make it difficult or impossible for us to locate another business opportunity.

WE MAY ISSUE A SUBSTANTIAL NUMBER OF ADDITIONAL SHARES IN THE FUTURE, WHICH COULD SIGNIFICANTLY DILUTE THE OWNERSHIP INTEREST OF CURRENT STOCKHOLDERS.

    It is likely that we would acquire an interest in a business opportunity by issuing shares of our common stock or preferred stock, or a combination of common and preferred stock. It is also likely that we would issue a controlling interest to the stockholders of the acquired company, in which event the ownership interest of our current stockholders would be substantially diluted.

WE ARE SUBJECT TO INTENSE COMPETITION.

    We expect to encounter substantial competition in our efforts to locate a business opportunity. The primary competition for desirable investments comes from investment bankers, business development companies, venture capital partnerships and corporations, venture capital affiliates of large industrial and financial companies, small business investment companies, and wealthy individuals. Most of these entities have significantly greater experience, resources, and managerial capabilities than we do, and are in a better position than we are to obtain access to attractive business opportunities.

OUR OFFICERS AND DIRECTORS MAY HAVE A CONFLICT OF INTEREST ALLOCATING MANAGEMENT TIME AND OPPORTUNITIES, WHICH MAY BE TO THE DETRIMENT OF OUR STOCKHOLDERS.

    Our officers and directors are not required to commit their full time to our affairs, which may result in conflicts of interest in allocating management time between our operations and other businesses. Such conflicts may not be resolved in the best interest of our stockholders. In addition, certain of our officers and directors are involved with other companies which have a business purpose that may conflict with ours. As a result, conflicts of interest may arise in the future. Although we believe that we will generally be able to resolve conflicts on an equitable basis, it is possible that potential conflicts may not be resolved in our favor in all cases.

WE HAVE NO RECENT HISTORY OF SIGNIFICANT OPERATIONS AND STOCKHOLDERS ARE UNABLE TO EFFECTIVELY EVALUATE US FOR INVESTMENT PURPOSES.

    We have had no significant operations or revenues from operations since we emerged from bankruptcy in 1994. We face all of the risks inherent in any new business, together with those risks specifically inherent in the search for and acquisition of business opportunities.

THERE IS NO MARKET FOR OUR COMMON STOCK AND THERE CAN BE NO ASSURANCE THAT A MARKET WILL DEVELOP IN THE FUTURE.

    Our common stock has never been traded on an exchange, and is no longer traded on the Pink Sheets. This makes it more difficult for our stockholders to buy or sell their common stock, or to determine the value of their stock.

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